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                                                                     Exhibit 1.1



  (CHINA EASTERN AIRLINES CORPORATION LIMITED)
  (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                 (the "COMPANY")
                                (Stock code: 670)

                    INCLUSION OF A NEWLY PROPOSED RESOLUTION
                 FOR APPROVAL AT THE 2004 ANNUAL GENERAL MEETING

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In accordance with relevant procedural requirements under applicable PRC laws and regulations and the Company's articles of association, (CHINESE CHARACTERS) China Eastern Air Holding Company), the Company's controlling shareholder, has put forward to the Company a proposal relating to the proposed issue by the Company of a short-term debenture in the PRC. The proposal will be included in the AGM Notice as a newly added Special Resolution numbered 2 for approval by the Company's shareholders by way of a special resolution at the AGM.

THE PROPOSED ISSUE OF THE DEBENTURE MAY OR MAY NOT OCCUR, AND SHAREHOLDERS AND INVESTORS SHOULD THEREFORE EXERCISE CAUTION IN DEALING IN THE COMPANY'S SHARES. Further announcement will be made if required or otherwise considered appropriate, if and when the proposed issue of the debenture takes place.
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The notice (the "AGM NOTICE") convening the 2004 annual general meeting of the
Company (the "AGM") to be held at 9:00 a.m. on Thursday, 30th June, 2005 at Function Room 2, Grand Ballroom, Shanghai Marriott Hotel Hongqiao, 2270 Hongqiao Road, Shanghai, the PRC was issued by the Company on 13th May, 2005. Unless otherwise specified, terms defined in the AGM Notice shall have the same meanings when used herein.

In accordance with relevant procedural requirements under applicable PRC laws and regulations and the Company's articles of association, (CHINESE CHARACTERS) (China Eastern Air Holding Company), the controlling shareholder of the Company holding approximately 61.64% of its issued share capital, has put forward to the Company a proposal relating to the proposed issue by the Company of a short-term debenture in the PRC. The proposal will be included in the AGM Notice under the following newly added Special Resolution numbered 2, for approval by the Company's shareholders by way of a special resolution at the AGM:

"2. To consider and approve, by way of a special resolution: (i) the issue by the Company of a short-term debenture (the "DEBENTURE") in the PRC with a principal amount of not more than RMB2,000 million during a 12-month period from the date when approval by the Company's shareholders is obtained at the AGM; and (ii) that a general and unconditional authorisation be given to the Board to determine and finalise the details, terms and conditions (including the exact amount of the Debenture within the parametre set out in (i) above) of, and all relevant matters in connection with, the proposed issue by the Company of the Debenture in accordance with the need of the Company and the market conditions, and to sign all such documents, make all required or appropriate information disclosures and/or do all such things and acts as are considered necessary or expedient and in the interest of

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     the Company for the purpose of effecting or otherwise in connection with its proposed issue of the Debenture or any matter incidental thereto."

The Debenture is expected to be security-free and issued to parties in the PRC which are independent of the Company. The Company's directors believe that the issue of the Debenture will provide the Company with a further source of funding at an interest rate which, in view of the current market conditions, is anticipated to be more favourable than that generally available for loans from commercial banks. The issue of the Debenture may therefore lower the finance costs of borrowings required by the Company, which in turn is believed to be conducive to the interests of the Company and its shareholders as a whole. Subject to shareholders' approval, if and when the proposed issue of the Debenture takes place, the Company will, if required or as otherwise considered appropriate, make further announcement and comply with the applicable regulatory requirements under relevant listing rules. THE PROPOSED ISSUE OF THE DEBENTURE MAY OR MAY NOT OCCUR, AND SHAREHOLDERS AND INVESTORS SHOULD THEREFORE EXERCISE CAUTION IN DEALING IN THE COMPANY'S SHARES.

Save for the inclusion of the proposed Special Resolution numbered 2 as set out above, insofar as the Company's directors are aware, no other changes will be made to the resolutions proposed for approval at the AGM. All resolutions originally set out in the AGM Notice and other details included therein remain unchanged.

In light of the newly added Special Resolution numbered 2 (the "NEW RESOLUTION") to be proposed at the AGM, a supplemental proxy form for use at the AGM (the "SUPPLEMENTAL PROXY FORM") will as soon as practicable be issued and despatched by the Company to its shareholders together with a copy of this announcement. Any of the Company's shareholders entitled, but not otherwise able, to attend and vote in respect of the New Resolution at the AGM are strongly urged to complete and return the Supplemental Proxy Form in accordance with the instructions printed thereon as soon as possible and in any event not later than 24 hours before the time appointed for the holding of the AGM (or any adjournment thereof). Completion and return of the Supplemental Proxy Form will not preclude shareholders from attending and voting in respect of the New Resolution at the AGM (or any adjournment thereof).

The proxy forms issued by the Company and despatched to its shareholders with the AGM Notice dated 13th May, 2005, if completed and received by the Company in accordance with the instructions printed thereon, are, and will continue to be, valid in respect of all other resolutions proposed for approval at the AGM. Shareholders not using the Supplemental Proxy Form are however not able to vote in respect of the New Resolution.



                                                    By order of the Board
                                                   CHINA EASTERN AIRLINES
                                                      CORPORATION LIMITED
                                                         LUO ZHUPING
                                                 Director and Company Secretary


The Company's directors, as at the date hereof, are:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)

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Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)


Shanghai, the PRC
7th June, 2005

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